Exhibit 16.1

January 30, 2012

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under term 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated January 30, 2012 of Fuer International Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they pertain to our firm. We have no basis to agree or disagree with other statement of the registrant contained therein.

Yours truly,

/s/ Sherb & Co., LLP